Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
GREEN PLAINS INC.,
GPLP HOLDINGS INC.,
GPLP MERGER SUB LLC,
GREEN PLAINS HOLDINGS LLC
and
GREEN PLAINS PARTNERS LP

September 16, 2023

TABLE OF CONTENTS
i

ii

iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of September 16, 2023 (this “Agreement”), is entered into by and among Green Plains Inc., an Iowa corporation (“Parent”), GPLP Holdings Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Holdings”), GPLP Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Holdings (“Merger Sub”), Green Plains Partners LP, a Delaware limited partnership (the “Partnership”), and Green Plains Holdings LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). Certain capitalized terms used in this Agreement are defined in Article I.
W I T N E S S E T H:
WHEREAS, prior to the execution of this Agreement, for the purpose of effecting the transactions contemplated by this Agreement, (a) Parent has organized Holdings and contributed to it an amount equal to $1,000 in cash and (b) Holdings has organized Merger Sub and contributed to it an amount equal to $1,000 in cash;
WHEREAS, each of Parent and the Partnership wishes to effect a strategic business combination by means of a merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving the Merger;
WHEREAS, the conflicts committee (the “Conflicts Committee”) of the Board of Directors of the General Partner (the “GP Board”), by unanimous vote, in good faith, has, among other things, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (b) approved the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth in the Transaction Documents (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), and (c) recommended to the GP Board the approval by the GP Board of the Transaction Documents and the execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger;
WHEREAS, following receipt of the recommendation of the Conflicts Committee, at a meeting duly called and held, the GP Board (acting, in part, based upon the recommendation of the Conflicts Committee), by unanimous vote, in good faith, has, among other things, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (b) approved the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, (c) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth in the Transaction Documents, and (d) directed that this Agreement and the Merger be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement;
WHEREAS, pursuant to Section 7.4(b)(ii) of the General Partner Operating Agreement and in accordance with Section 3.6 of the General Partner Operating Agreement, Parent has delivered to the GP Board its consent (the “Sole Member Consent”), in its capacity as the sole member of the General Partner (Parent, in such capacity, the “Sole Member”), pursuant to which the Sole Member has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Sole Member and the General Partner and (b) approved and authorized the execution, delivery and performance of this

Agreement and the transactions contemplated hereby, including the Merger, by the General Partner;
WHEREAS, the Board of Directors of Parent (the “Parent Board”), by unanimous vote, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Shares as part of the consideration for the Merger (the “Parent Stock Issuance”), are in the best interests of Parent and the Parent Stockholders and (b) approved and authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in the Transaction Documents;
WHEREAS, the board of directors of Holdings (the “Holdings Board”) has, by unanimous vote, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Holdings and its sole stockholder and declared it advisable to enter into this Agreement and (b) approved and authorized the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, Holdings directly owns 100% of the issued and outstanding limited liability company interests in Merger Sub, and Holdings, in its capacity as the sole member of Merger Sub, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub and declared it advisable for Merger Sub to enter into this Agreement and consummate the Merger and (b) approved and authorized the adoption, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger; and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the parties’ willingness to enter into this Agreement, Parent and the parties listed in Section 1.1 of the Parent Disclosure Schedule (collectively with Parent, the “Support Parties”), who collectively own a Unit Majority, are entering into a support agreement with the Partnership (the “Support Agreement”), pursuant to which and subject to the terms and conditions thereof, each of the Support Parties has agreed to deliver (or cause to be delivered) a written consent with respect to the Common Units it beneficially owns approving this Agreement and the transactions contemplated hereby, including the Merger, in accordance with Section 14.3 and Section 13.11 of the Partnership Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:
ARTICLE I

DEFINED TERMS; CONSTRUCTION
Section 1.1    Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, none of the

Partnership and its Subsidiaries, on the one hand, and Parent and its Subsidiaries (including the General Partner, Holdings and Merger Sub), on the other hand, shall be considered to be Affiliates with respect to each other.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Anti-Corruption Laws” has the meaning set forth in Section 4.8(b).
“Balance Sheet Date” means June 30, 2023.
“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, termination, retention, change of control, health, medical, dental, vision, cafeteria, disability, accident, insurance, vacation, paid-time-off, flex spending, perquisite, welfare fringe benefit, compensatory equity or equity-based, deferred compensation, profit sharing, retirement, pension, savings, termination and each other compensation or employee benefit plan, program, policy, agreement or arrangement.
“Book-Entry Units” has the meaning set forth in Section 3.2.
“Business Day” means a day other than a Saturday, a Sunday or any other day on which the SEC or banks in Omaha, Nebraska or New York, New York are authorized or required by applicable Laws to be closed.
“Cash Consideration” means an amount in cash equal to the sum of (a) $2.00 plus (b) the product of (i) $0.455 divided by 90, multiplied by (ii) the number of days from, but excluding, the last day of the calendar quarter with respect to which the General Partner has declared a quarterly cash distribution to the holders of Common Units of no less than $0.455 per Common Unit with a record date prior to the Closing Date, to, but excluding, the Closing Date, computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days for any period less than a calendar month, and rounded to the nearest whole cent.
“Cause” means, with respect to a director of the General Partner, the commission of an act of actual fraud or willful or wanton misconduct in his or her capacity as a director of the General Partner.
“Certificate” has the meaning set forth in Section 3.2.
“Certificate of Merger” has the meaning set forth in Section 2.4.
“Closing” has the meaning set forth in Section 2.3.
“Closing Date” has the meaning set forth in Section 2.3.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Unit” has the meaning set forth in the Partnership Agreement.
“Conflicts Committee” has the meaning set forth in the Recitals.
“Conflicts Committee Financial Advisor” has the meaning set forth in Section 4.13.
“Consent Solicitation Statement/Prospectus” has the meaning set forth in Section 4.4.

“Contract” has the meaning set forth in Section 4.3(b).
“DGCL” means the Delaware General Corporation Law.
“DLLCA” means the Delaware Limited Liability Company Act.
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.
“Effective Time” has the meaning set forth in Section 2.4.
“Enforceability Exceptions” has the meaning set forth in Section 4.3(a).
“Environmental Laws” means all applicable federal, state and local Laws relating to the protection, preservation or restoration of the environment (including natural resources), occupational health or workplace safety, pipeline safety (to the extent related to exposure to Hazardous Materials), or otherwise imposing liability or standards of conduct concerning the generation, use, storage, management, treatment, transportation, disposal or arrangement for disposal of any Hazardous Material.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” has the meaning set forth in Section 4.4.
“Exchange Agent” has the meaning set forth in Section 3.3(a).
“Exchange Fund” has the meaning set forth in Section 3.3(a).
“Exchange Ratio” has the meaning set forth in Section 3.1(a).
“GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis.
“General Partner” has the meaning set forth in the Preamble.
“General Partner Interest” has the meaning set forth in the Partnership Agreement.
“General Partner Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of July 1, 2015, as may be amended, modified or supplemented from time to time.
“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational.
“GP Board” has the meaning set forth in the Recitals.
“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, (c) any petroleum hydrocarbons, petroleum or petroleum product, petroleum substances, natural gas, crude oil, or any components, fractions or derivatives thereof, (d) any polychlorinated biphenyl, (e) any per- or polyfluoroalkyl substance, and (f) any chemical, product, material, substance or waste regulated under, or defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance” or “toxic pollutant” pursuant to, any Environmental Law.
“Holdings” has the meaning set forth in the Preamble.
“Holdings Board” has the meaning set forth in the Recitals.
“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.
“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of Parent, the Partnership, the General Partner or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with Parent or the Partnership, as applicable) serving at the request of or on behalf of Parent, the Partnership, the General Partner, as applicable, or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators.
“Laws” or “Law” has the meaning set forth in Section 4.8(a).
“Liens” has the meaning set forth in Section 4.1(c).
“Limited Partner” has the meaning set forth in the Partnership Agreement.
“Material Adverse Effect” means, when used with respect to a Person, any change, condition, circumstance, effect, event, development or occurrence that, individually or in the aggregate, (x) has a material adverse effect on the business, assets, liquidity, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated hereby, including the Merger and, with respect to Parent, the Parent Stock Issuance, on or before the Outside Date; provided, however, that, with respect to clause (x) only, any of the following and any adverse changes, conditions, circumstances, effects, events, developments or occurrences arising out of, resulting from or attributable or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, conditions, circumstances, effects, events, developments or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 5.3(b) and the satisfaction of the closing conditions set forth in Section 7.2(a) and Section 7.3(a) with respect to such representations and warranties, the taking of any action expressly permitted or expressly contemplated by this Agreement or in furtherance of the transactions contemplated hereby; (iii) any change in the market price or trading volume of the limited partner interests, shares of common stock or other equity securities of such Person or the credit rating of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism (including domestic terrorism) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war, pandemics (including the COVID-19 pandemic, any mutation or variation of the virus underlying the COVID-19 pandemic or any health conditions related thereto), epidemics or natural disasters or other force majeure events not set forth in clause (v); (v) cyberterrorism, hacking, ransomware or any other electronic attack or sabotage; (vi) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vii) any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries arising out of or related to this Agreement or the transactions contemplated by this Agreement; (viii) changes, effects, events or occurrences generally affecting the prices of ethanol and other biofuels or the storage, distribution or transportation of ethanol and other biofuels; (ix) any failure of a Person to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (x) with respect to Parent only, any effect to the extent resulting from a change, condition, circumstance, effect, event, development or occurrence affecting the Partnership or its Subsidiaries that has a Material Adverse Effect on the Partnership and its Subsidiaries; and (xi) with respect to the Partnership, the General Partner and their respective Subsidiaries, any changes, conditions, circumstances, effects, events, developments or occurrences (A) to which Parent has consented or expressly waived or (B) which resulted from any action or inaction which Parent or any of its Affiliates expressly requested of the Partnership, the General Partner or any of their respective Subsidiaries, regardless of whether such action or inaction is permitted or required by the terms of this Agreement; provided, however, that changes, conditions, circumstances, effects, events, developments or occurrences referred to in clauses (i), (iv), (vi) and (viii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, conditions, circumstances, effects, events, developments or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries and in the geographic markets in which such Person and its Subsidiaries operate.
“Maximum Amount” has the meaning set forth in Section 6.6(b).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 3.1(a).
“Merger Sub” has the meaning set forth in the Preamble.
“Nasdaq” means The Nasdaq Stock Market LLC.
“Nasdaq Listing Application” has the meaning set forth in Section 6.9(a).
“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, partnership agreement, limited liability company agreement or similar formation or governing documents and instruments.
“Outside Date” has the meaning set forth in Section 8.1(b)(i).
“Parent” has the meaning set forth in the Preamble.
“Parent Benefit Plan” means any Benefit Plan maintained, sponsored, administered or contributed to by Parent or any of its Subsidiaries (excluding the General Partner, the Partnership or any of their respective Subsidiaries) for the benefit of their respective current or former employees, independent contractors and directors (and their respective beneficiaries) or with respect to which Parent or any of its Subsidiaries (excluding the General Partner, the Partnership or any of their respective Subsidiaries) is a party or has any liability, other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Partnership Benefit Plan is a Parent Benefit Plan.
“Parent Board” has the meaning set forth in the Recitals.
“Parent Bylaws” means the Fifth Amended and Restated Bylaws of Green Plains Inc., dated as of November 14, 2022.
“Parent Charter” means the Second Amended and Restated Articles of Incorporation of Green Plains Renewable Energy, Inc., dated as of October 10, 2008, as amended by the Articles of Amendment to Second Amended and Restated Articles of Incorporation of Green Plains Renewable Energy, Inc., dated as of May 9, 2011, as further amended by the Second Articles of Amendment to Second Amended and Restated Articles of Incorporation of Green Plains Renewable Energy, Inc., dated as of May 14, 2014, as further amended by the Third Articles of Amendment to Second Amended and Restated Articles of Incorporation of Green Plains Inc., dated as of May 4, 2022, as may be further amended, modified or supplemented from time to time.
“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.
“Parent Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article V.
“Parent Equity Awards” means collectively, the stock options, stock appreciation rights, restricted stock units, deferred stock units, performance awards, performance stock or performance share units, stock or share units, phantom stock or other awards relating to Parent Common Stock, including any such awards granted under or governed by the Parent Equity Plans.
“Parent Equity Plans” means the Green Plains Inc. 2019 Equity Incentive Plan, the Green Plains Inc. 2009 Equity Incentive Plan, and the Green Plains Renewable Energy, Inc. 2007 Equity Incentive Plan, each as amended, and any other plans or arrangements of Parent providing for or governing the grant, exercise or settlement of awards to employees and service providers of Parent Common Stock or cash settlement of awards valued, in whole or in part, by reference to Parent Common Stock, or otherwise relating thereto.
“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(a).
“Parent Material Adverse Effect” has the meaning set forth in Section 5.1(a).
“Parent Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by Parent as an exhibit under Item 601(b)(10) of Regulation S-K.
“Parent Organizational Documents” means, collectively, the Parent Bylaws and the Parent Charter.

“Parent Permits” means all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted.
“Parent SEC Documents” has the meaning set forth in Section 5.5(a).
“Parent Shares” means shares of Parent Common Stock.
“Parent Stock Issuance” has the meaning set forth in the Recitals.
“Parent Stockholders” means the holders of the outstanding Parent Shares.
“Partnership” has the meaning set forth in the Preamble.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Green Plains Partners LP, dated as of July 1, 2015, as amended by the First Amendment to the First Amended and Restated Agreement of Limited Partnership of Green Plains Partners LP, dated as of May 7, 2019.
“Partnership Benefit Plan” means any Benefit Plan maintained, sponsored, administered or contributed to by the General Partner, the Partnership or any of their respective Subsidiaries for the benefit of the Partnership Service Providers, or with respect to which the General Partner, the Partnership or any of their respective Subsidiaries is a party or has any liability, other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Parent Benefit Plan is a Partnership Benefit Plan.
“Partnership Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.
“Partnership Expense Reimbursement” has the meaning set forth in Section 8.3(b).
“Partnership Group” means, collectively, the Partnership and its Subsidiaries.
“Partnership Interest” has the meaning set forth in the Partnership Agreement.
“Partnership Long-Term Incentive Plans” means the Green Plains Partners LP 2015 Long-Term Incentive Plan, including any amendment and/or amendment and restatement thereof, and any other plans or arrangements of the Partnership or the General Partner providing for the grant of awards of Common Units or cash settled awards valued, in whole or in part, by reference to Common Units, or otherwise relating thereto.
“Partnership LTIP Awards” means any awards issued under a Partnership Long-Term Incentive Plan.
“Partnership LTIP Reserve” has the meaning set forth in Section 3.6(b).
“Partnership Material Adverse Effect” has the meaning set forth in Section 4.1(a).
“Partnership Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by the Partnership as an exhibit under Item 601(b)(10) of Regulation S-K.

“Partnership Permits” means all Permits necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted.
“Partnership SEC Documents” has the meaning set forth in Section 4.5(a).
“Partnership Service Providers” means all of the employees, individual consultants and individual independent contractors that perform services for or on behalf of the Partnership and its Subsidiaries.
“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, the General Partner and their respective Affiliates.
“Partnership Unitholders” means holders of Common Units.
“Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
“Proceeding” means any actual claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“Public Common Unit” has the meaning set forth in Section 3.1(a).
“Registration Statement” has the meaning set forth in Section 4.10.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, dumping or disposing into the environment.
“Representatives” has the meaning set forth in Section 4.17.
“Requisite Partnership Approval” has the meaning set forth in Section 4.3(a).
“Restraints” has the meaning set forth in Section 7.1(b).
“Rights” means, with respect to any Person, (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership or other equity interest in such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (ii) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this definition.
“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“SEC” means the Securities and Exchange Commission.
“Securities Act” has the meaning set forth in Section 4.1(c).
“Schedule 13E-3” has the meaning set forth in Section 4.4.
“Sole Member” has the meaning set forth in the Recitals.
“Sole Member Consent” has the meaning set forth in the Recitals.
“Stock Consideration” has the meaning set forth in Section 3.1(a).
“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or in the case of a partnership, more than 50% of the general partner interests, or in the case of a limited liability company, more than 50% of the ownership interests in the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership and its Subsidiaries shall not be considered Subsidiaries of Parent.
“Support Agreement” has the meaning set forth in the Recitals.
“Support Parties” has the meaning set forth in the Recitals.
“Surviving Entity” has the meaning set forth in Section 2.1.
“Takeover Laws” has the meaning set forth in Section 4.3(a).
“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not.
“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
“Transaction Documents” means, collectively, this Agreement and the Support Agreement, including all exhibits, annexes and schedules thereto.
“Unit Majority” has the meaning set forth in the Partnership Agreement.
“Willful Breach” has the meaning set forth in Section 8.2.
“Written Consent” means approval of this Agreement and the transactions contemplated hereby, including the Merger, by written consent of the holders of Common Units constituting a Unit Majority without a meeting in accordance with the Partnership Agreement.

Section 1.2    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:
(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement and all exhibits, annexes and schedules hereto as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;
(b)    examples are not to be construed to limit, expressly or by implication, the matter they illustrate;
(c)    the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;
(d)    all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;
(e)    the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;
(f)    the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;
(g)    a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
(h)    all references to prices, values or monetary amounts refer to United States dollars;
(i)    wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;
(j)    this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;
(k)    each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;
(l)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;
(m)    any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(n)    the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;
(o)    unless otherwise specified herein, references to any statute, listing rule, rule, standard, regulation or other Law include a reference to the corresponding rules and regulations and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time;
(p)    unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;
(q)    all references to days mean calendar days unless otherwise provided; and
(r)    except as otherwise noted, all references to time mean local time in Omaha, Nebraska.
ARTICLE II

THE MERGER
Section 2.1    Contribution of Parent Shares. Prior to the Effective Time, and in the order set forth below:
(a)    Parent shall contribute and assign to Holdings a number of Parent Shares necessary to pay the Stock Consideration and Holdings shall accept such Parent Shares.
(b)    Holdings shall contribute and assign to Merger Sub a number of Parent Shares necessary to pay the Stock Consideration and Merger Sub shall accept such Parent Shares.
Section 2.2    The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).
Section 2.3    Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall occur remotely via electronic exchange of documentation and consideration required to be delivered at Closing, on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and at such later date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 2.4    Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.5    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.
Section 2.6    Organizational Documents of the Surviving Entity; Directors and Officers of the General Partner.
(a)    At the Effective Time, (i) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time until duly amended in accordance with applicable Laws and (ii) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the partnership agreement of the Surviving Entity from and after the Effective Time until duly amended in accordance with the terms thereof and applicable Laws, in each case consistent with the obligations set forth in Section 6.6. The name of the Surviving Entity shall be “Green Plains Partners LP.”
(b)    Immediately prior to the Effective Time, the General Partner shall use its reasonable best efforts to deliver to Parent the resignation of each officer of the General Partner and each member of the GP Board. Immediately following the Effective Time, the Sole Member shall cause (i) the directors of Holdings serving immediately prior to the Effective Time to become the directors of the General Partner until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified, and (ii) the officers of Merger Sub serving immediately prior to the Effective Time to become the officers of the General Partner until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.
Section 2.7    Admission as Partner. At the Effective Time, (a) Parent will continue as a Limited Partner of the Partnership, (b) by virtue of the Merger and in accordance with the DRULPA, Holdings will be admitted as a Limited Partner of the Partnership, (c) the General Partner will continue as the general partner of the Partnership and (d) the Partnership (as the Surviving Entity) will continue without dissolution.
ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 3.1    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdings, Merger Sub, the Partnership, the General Partner or any holder of Parent securities or Partnership securities:
(a)    Conversion of Common Units. Subject to Section 3.1(c), Section 3.3(d) and Section 3.5, each Common Unit (other than any Common Units owned by Parent, the General Partner and their respective Affiliates immediately prior to the Effective Time) (each, a “Public Common Unit”) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive: (i) 0.405 Parent Shares (the “Stock Consideration” and such ratio, the “Exchange Ratio”), which Parent Shares will be duly authorized, validly issued, fully paid and non-assessable in accordance with applicable Laws, and (ii) the Cash Consideration, without interest (together with the Stock Consideration, the “Merger Consideration”), in each case of clauses (i) and (ii), subject to adjustment in accordance with Section 3.5.

(b)    Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a), and Holdings (as the sole member of Merger Sub prior to the Effective Time) shall be admitted as a Limited Partner of the Partnership (as the Surviving Entity) in accordance with Section 2.7.
(c)    Treatment of Partnership Owned Units and Parent Owned Partnership Interests.
(i)    Any Partnership Interests that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership will be automatically canceled and will cease to exist. No consideration will be delivered in exchange for such canceled Partnership Interests.
(ii)    Any Partnership Interests that are owned immediately prior to the Effective Time by Parent, the General Partner and their respective Affiliates (excluding the General Partner Interest (discussed in clause (iii) below) and the Incentive Distribution Rights (discussed in clause (iv) below)) shall not be canceled, shall not be converted into the Merger Consideration, and shall remain outstanding as Partnership Interests in the Surviving Entity.
(iii)    The General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall remain, immediately following the Effective Time, outstanding as a general partner interest in the Surviving Entity, and the General Partner shall continue as the sole general partner of the Surviving Entity.
(iv)    The Incentive Distribution Rights shall, immediately prior to the Effective Time, be canceled, eliminated and cease to exist and the holder of such canceled Incentive Distribution Rights shall automatically cease to have any rights with respect thereto. No consideration will be delivered in exchange for such canceled Incentive Distribution Rights.
(d)    Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the conversion and cancellation of all Public Common Units in accordance with Section 3.1 and Section 3.2, (ii) the conversion of the limited liability company interests in Merger Sub in accordance with Section 3.1(b), (iii) the cancellation of any Partnership Interests that are owned by the Partnership or any Subsidiary of the Partnership in accordance with Section 3.1(c)(i), and (iv) the cancellation of the Incentive Distribution Rights in accordance with Section 3.1(c)(iv).
Section 3.2    Rights as Partnership Unitholders; Common Unit Transfers. All Public Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) will cease to be Outstanding (as such term is defined in the Partnership Agreement) and will automatically be canceled and will cease to exist when converted into the right to receive the Merger Consideration as a result of and pursuant to the Merger. At the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented Public Common Units (a “Certificate”) and each holder of non-certificated Public Common Units represented by book-entry immediately prior to the Effective Time (“Book-Entry Units”) will cease to have any rights with respect thereto or thereunder, except the right to receive (a) the Merger Consideration, (b) any dividend or distribution in accordance with Section 3.3(c), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or Book-Entry Units in accordance with Section 3.3, and (c) any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time, which will be paid in accordance with the terms of the Partnership Agreement. At the Effective Time, the transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the transfer books of the Partnership with respect to the Public Common Units.
Section 3.3    Exchange of Certificates and Book-Entry Units.
(a)    Exchange Agent. Prior to the Effective Time, Parent will appoint Computershare Trust Company, N.A. to act as exchange and payment agent hereunder for the purpose of exchanging Public Common Units for the Merger Consideration as required by this Article III and paying any dividends or other distributions to which holders of the Public Common Units are entitled pursuant to Section 3.3(c) (the “Exchange Agent”). Promptly after the Effective Time, Parent will, on behalf of Holdings and Merger Sub, deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of the applicable Public Common Units, for exchange in accordance with this Article III, through the Exchange Agent, (i) Parent Shares as required by this Article III and (ii) cash sufficient to pay the aggregate amount of Cash Consideration contemplated under this Article III. Parent agrees to make available, or cause to be made available, to the Exchange Agent, from time to time as needed, cash, property or stock sufficient to pay any dividends or other distributions pursuant to Section 3.3(c), without interest. Any dividends or other distributions with respect to Parent Shares pursuant to Section 3.3(c) and the Parent Shares and cash for payment of the Merger Consideration deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Parent and the Partnership, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 3.3(b) and Section 3.3(c), the Exchange Fund will not be used for any other purpose.
(b)    Exchange Procedures. Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of Public Common Units as of the Effective Time (i) a letter of transmittal (specifying that in respect of certificated Public Common Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Public Common Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent (or affidavits of loss in lieu thereof as contemplated by Section 3.3(g)) together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be reasonably required pursuant to such instructions, each holder who held Public Common Units immediately prior to the Effective Time will be entitled to receive upon surrender of the Certificates (or affidavits of loss in lieu thereof as contemplated by Section 3.3(g)) or Book-Entry Units therefor (subject to any applicable withholding Tax) (A) Parent Shares representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to this Article III (after taking into account all Public Common Units then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash or any other property or stock that such holder has the right to receive pursuant to this Article III, including the Cash Consideration and dividends or other distributions pursuant to Section 3.3(c), if any. No interest will be paid or accrued on the Cash Consideration or any dividends or other distributions payable pursuant to Section 3.3(c). In the event of a transfer of ownership of Public Common Units that is not registered in the transfer records of the Partnership, the Merger

Consideration payable in respect of such Public Common Units may be paid to a transferee if the Certificate representing such Public Common Units (or affidavits of loss in lieu thereof as contemplated by Section 3.3(g)) or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Public Common Units, is accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Public Common Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until all such required documentation has been delivered and Certificates, if any, have been surrendered as contemplated by this Section 3.3(b) (or affidavits of loss in lieu thereof as contemplated by Section 3.3(g)), each Certificate or Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such delivery and surrender, and any cash or dividends or other distributions to which such holder is entitled pursuant to Section 3.3(c) and any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and remain unpaid at the Effective Time.
(c)    Distributions with Respect to Unexchanged Public Common Units. No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 3.3. Following such surrender, subject to the effect of escheat, Tax or other applicable Laws, there shall be paid, without interest, to the record holder of the Parent Shares issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends and other distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.
(d)    No Fractional Parent Shares. No certificates or scrip for Parent Shares representing fractional Parent Shares or book entry credit of the same will be issued upon the surrender of Public Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Shares. Notwithstanding any other provision of this Agreement, in lieu of receiving any fraction of a Parent Share, all fractions of Parent Shares to which a holder of Public Common Units converted into the right to receive the Merger Consideration in the Merger would otherwise have been entitled shall be aggregated and the resulting fraction of a Parent Share will be rounded up to a whole Parent Share.
(e)    No Further Rights in Public Common Units. The Merger Consideration issued upon conversion of a Public Common Unit in accordance with the terms hereof will be deemed to have been issued and/or paid in full satisfaction of all rights pertaining to such Public Common Unit (other than any dividends or distributions to which such holder is entitled pursuant to Section 3.3(c) and any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time).

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Public Common Units on the one year anniversary of the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Public Common Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration payable in respect of such Public Common Units or any dividends or other distributions with respect to Parent Shares to which they are entitled pursuant to Section 3.1 or Section 3.3(c), respectively, in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Public Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent. Without limitation of the foregoing, after the date that is the one year anniversary of the Effective Time, any amounts remaining unclaimed by holders of Public Common Units will become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto hereunder or under abandoned property, escheat or similar Laws. Notwithstanding anything in this Agreement to the contrary, none of Parent, Holdings, the Partnership, Merger Sub, the Surviving Entity, the General Partner, the Exchange Agent, or any other Person shall be liable to any former holder of Public Common Units for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.
(g)    Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate and affidavit the Merger Consideration payable in respect of Public Common Units represented by such Certificate as contemplated by this Article III and pay any dividends and other distributions pursuant to Section 3.3(c).
(h)    Withholding Taxes. Each of Parent, Holdings, Merger Sub, the Surviving Entity and the Exchange Agent, as applicable, is entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to this Agreement to any Person such amounts as Parent, Holdings, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. Such deduction and withholding may be taken in securities, in which case Parent, Holdings, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, shall be treated as having sold such securities for an amount of cash equal to the fair market value of such securities at the time of such deemed sale. To the extent that deducted and withheld amounts (including deemed proceeds from the deemed sale of securities) are paid over to the appropriate Governmental Authority, such amounts (including securities) will be treated for all purposes of this Agreement as having been paid or issued to the Person in respect of whom such deduction and withholding was made.
(i)    Book Entry Shares. All Parent Shares to be issued in the Merger will be issued in book-entry form, without physical certificates.
(j)    Investment of Exchange Fund. Parent shall cause the Exchange Agent to invest the cash in the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or timing of the amounts payable to the holders of Public Common Units pursuant to the other provisions of this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.4    No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.
Section 3.5    Anti-Dilution Provisions. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or Parent Shares shall have been changed into a different number of units or shares or a different class or series by reason of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of Common Units or Parent Shares, as applicable, then the Merger Consideration, the Exchange Ratio and any other similar dependent item, as applicable, will be correspondingly adjusted to provide to the holders of Public Common Units the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.5 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.
Section 3.6    Treatment of Awards. Prior to the Effective Time, Parent, the General Partner and the Partnership shall take all action as may be necessary or required in accordance with applicable Law and each Partnership Long-Term Incentive Plan and Parent Equity Plan (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.6 as follows:
(a)    As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Partnership LTIP Award shall become fully vested and shall be automatically canceled and converted into the right to receive, with respect to each Common Unit subject thereto, the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights). The cancellation of a Partnership LTIP Award shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Partnership LTIP Award. From and after the Effective Time, the former holder of any canceled Partnership LTIP Award shall be entitled to receive only the Merger Consideration (plus any accrued but unpaid amounts in relation to distribution equivalent rights) in respect of each Common Unit subject to such canceled Partnership LTIP Award. Payment of the Merger Consideration (and any accrued but unpaid amounts in relation to distribution equivalent rights) with respect to canceled Partnership LTIP Awards shall be subject to the applicable holder’s satisfaction of any applicable Tax withholding amounts payable in connection with the receipt of such payments, in each case in accordance with the terms of the award agreements governing such canceled Partnership LTIP Awards and the Partnership Long-Term Incentive Plans.
(b)    As of the Effective Time, unless otherwise determined by the Parent Board, Parent shall assume the outstanding unused unit reserve (the “Partnership LTIP Reserve”) under the Partnership Long-Term Incentive Plans for the purpose of making future grants relating to Parent Shares to applicable employees and other service providers of Parent and its Subsidiaries, which Partnership LTIP Reserve shall (i) be adjusted as reasonably determined by the Parent Board or a committee thereof to give effect to the transactions contemplated by this Agreement, and (ii) be added to the Parent Equity Plans in such manner as determined by the Parent Board or a committee thereof and in accordance with Nasdaq listing rule 5635(c).
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE GENERAL PARTNER
Except as disclosed in (a) the Partnership SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2021 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading

“Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), each of the Partnership and the General Partner, jointly and severally, represent and warrant to Parent, Holdings and Merger Sub as follows:
Section 4.1    Organization, Standing and Power.
(a)    Each of the Partnership, the General Partner and their respective Subsidiaries is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so incorporated, formed or organized or existing or in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (a “Partnership Material Adverse Effect”).
(b)    Each of the Partnership and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(c)    All of the outstanding shares of capital stock, limited liability company interests, partnership interests or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited liability company or limited partnership, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such voting or transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various states of the United States or any other applicable securities Law) (collectively, “Liens”).
(d)    The Partnership has made available to Parent correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this

Agreement. All such Organizational Documents are in full force and effect and the Partnership and each of its material Subsidiaries is not in violation of any of their provisions in any material respect.
Section 4.2    Capitalization.
(a)    The authorized equity interests of the Partnership consist of Common Units, the Incentive Distribution Rights and the General Partner Interest. As of September 15, 2023, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 23,264,833 Common Units (including 18,549 unvested restricted Common Units, which constitute Partnership LTIP Awards), (ii) the Incentive Distribution Rights and (iii) the General Partner Interest. The Partnership has reserved 2,500,000 Common Units for issuance pursuant to the Partnership Long-Term Incentive Plans, of which, as of September 15, 2023, zero Common Units are subject to outstanding Partnership LTIP Awards other than unvested restricted Common Units that are included in subclause (i) above, and 2,321,715 Common Units are available for issuance in connection with future grants of awards under the Partnership Long-Term Incentive Plans. From September 15, 2023 until the date of this Agreement, no additional limited partner interests or general partner interests have been issued, other than Common Units issued in connection with or pursuant to the Partnership Long-Term Incentive Plans. The General Partner is the sole general partner of the Partnership and owns the General Partner Interest free and clear of any Lien, and the General Partner Interest has been duly authorized and validly issued in accordance with the Organizational Documents of the Partnership. The General Partner owns all of the Incentive Distribution Rights free and clear of any Lien. All outstanding equity interests of the Partnership (excluding the General Partner Interest) are, and all Common Units issuable pursuant to the Partnership LTIP Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).
(b)    As of the date of this Agreement, except pursuant to this Agreement or as set forth in the Partnership Agreement, (i) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any Partnership Interest or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such Partnership Interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.
(c)    Neither the Partnership nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.
(d)    Other than the Support Agreement and as set forth in Section 4.2(d) of the Partnership Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

Section 4.3    Authority; Noncontravention; Voting Requirements.
(a)    Each of the Partnership and the General Partner has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject only to approval of this Agreement by the affirmative vote or consent of the holders of a Unit Majority (the “Requisite Partnership Approval”). The Requisite Partnership Approval is the only approval of the holders of units representing limited partner interests of the Partnership that is necessary under applicable Law and the Partnership Agreement to adopt, approve and authorize this Agreement that has not been obtained as of the date of this Agreement. The execution, delivery and performance by each of the Partnership and the General Partner of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated by the Transaction Documents to which it is a party, have been, as applicable, duly authorized by the GP Board, approved by each of the Conflicts Committee and the GP Board and consented to by the Sole Member and, except for obtaining the Requisite Partnership Approval, no other entity action on the part of the Partnership, the General Partner or the Sole Member is necessary to authorize the execution, delivery and performance by the Partnership and the General Partner of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Partnership and the General Partner and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the General Partner, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) (collectively, the “Enforceability Exceptions”). The GP Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or similar Law (collectively, “Takeover Laws”) and any takeover provision of the Partnership Agreement applicable to the Partnership, the General Partner or any of their respective Subsidiaries do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger.
(b)    Neither the execution and delivery of this Agreement by the Partnership or the General Partner nor the consummation by the Partnership and the General Partner of the transactions contemplated by this Agreement, nor compliance by the Partnership and the General Partner with any of the terms or provisions of this Agreement, will (i) assuming the Requisite Partnership Approval is obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent (other than the Sole Member Consent, which has been obtained) of any Person under, the terms, conditions or provisions of the Partnership Agreement, the General Partner Operating Agreement or any of the Organizational Documents of the Partnership’s material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 4.3(e) and (f) and Section 4.4 and the Requisite Partnership Approval are obtained, the amendments, restatements, amendments and restatements, replacements, terminations, waivers, consents and/or other modifications, referred to in Section 4.3(b) of the Partnership Disclosure Schedule are effective on or prior to the Closing Date, and the filings referred to in Section 4.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Partnership Permit to which the Partnership or any of its Subsidiaries is a party or by which the Partnership or any of its Subsidiaries or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii) or clause (iii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, payments, accelerations, Liens or rights that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(c)    Except for the Sole Member Consent and approval by the GP Board, each of which was obtained prior to the execution of this Agreement, the Requisite Partnership Approval is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.
(d)    The Conflicts Committee, by unanimous vote, in good faith, has, among other things, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth in the Transaction Documents (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), and (iii) recommended to the GP Board the approval by the GP Board of the Transaction Documents and the execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger.
(e)    Following receipt of the recommendation of the Conflicts Committee, the GP Board (acting, in part, based upon the recommendation of the Conflicts Committee), by unanimous vote, in good faith, has, among other things, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Unitholders, (ii) approved the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, (iii) authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, and (iv) directed that this Agreement and the Merger be submitted to a vote of the Limited Partners for approval pursuant to Section 14.3 of the Partnership Agreement and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.
(f)    Pursuant to Section 7.4(b)(ii) of the General Partner Operating Agreement and in accordance with Section 3.6 of the General Partner Operating Agreement, the GP Board has obtained the Sole Member Consent, pursuant to which the Sole Member has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Sole Member and the General Partner and (b) approved and authorized the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, by the General Partner.
Section 4.4    Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing with the SEC of the Registration Statement and the consent solicitation statement/prospectus constituting a part thereof relating to the Requisite Partnership Approval (the “Consent Solicitation Statement/Prospectus”) and the Rule 13e-3 transaction statement on Schedule 13E-3 to be filed with the SEC by Parent in connection with the Merger

(as amended from time to time, the “Schedule 13E-3”), and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of Nasdaq, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect.
Section 4.5    Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.
(a)    The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2021 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Partnership SEC Documents. To the knowledge of the Partnership, none of the Partnership SEC Documents is the subject of ongoing SEC review or investigation.
(b)    The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).
(c)    Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(d)    No Subsidiary of the Partnership is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act.
(e)    The General Partner has established and maintains internal control over financial reporting and disclosure controls and procedures for the Partnership designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The General Partner has disclosed, based on its most recent evaluation, to the Partnership’s auditors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information and have identified for the Partnership’s auditors any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.
(f)    Since December 31, 2021, the principal executive officer and principal financial officer of the General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of the General Partner or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Partnership SEC Document filed with the SEC prior to the date of this Agreement, the General Partner has no knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.
Section 4.6    Absence of Certain Changes or Events.
(a)    Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.
(b)    Since the Balance Sheet Date to the date of this Agreement, except for this Agreement and the transactions contemplated hereby, the Partnership and its Subsidiaries have carried on and operated their respective businesses in the ordinary course of business in all material respects.
Section 4.7    Legal Proceedings. There are no Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to the Partnership or any of its Subsidiaries or Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against the Partnership or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. This Section 4.7 shall not apply to any Proceedings against the Partnership or any of its Subsidiaries or any of their respective directors to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.
Section 4.8    Compliance With Laws.
(a)    The Partnership and its Subsidiaries are, and since the later of June 30, 2022 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(b)    Without limiting the generality of Section 4.8(a), none of the General Partner, the Partnership, the Partnership’s Subsidiaries, or, to the knowledge of the Partnership, any consultant, agent or Representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act of 1977, or any other U.S. or foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries (collectively, the “Applicable Anti-Corruption Laws”); (ii) has, to the knowledge of the Partnership, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of an Applicable Anti-Corruption Law by any such Person; and (iii) to the knowledge of the Partnership, is being (or has been) investigated by any Governmental Authority relating to an alleged, potential, or actual violation of the Applicable Anti-Corruption Laws, except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.
(c)    The Partnership or its Subsidiaries hold all Partnership Permits and all such Partnership Permits are in full force and effect, except where the failure to hold such Partnership Permits or the failure of such Partnership Permits to be in full force and effect, would not have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership and its Subsidiaries are not, and since June 30, 2022 have not been, in violation or breach of, or default under, any Partnership Permit, except where such violation, breach or default has not had or would not have, individually or in the aggregate, a Partnership Material Adverse Effect.
Section 4.9    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect: (a) the Partnership and its Subsidiaries are, and, for the past three years have been, in compliance with any and all applicable Environmental Laws; (b) the Partnership and its Subsidiaries have received all Permits required of them under applicable Environmental Laws to conduct their respective businesses, and all such Permits are in full force and effect or have been timely applied for renewal, and to the knowledge of the Partnership, there are no Proceedings pending that seek the revocation of such Permits; (c) there are no Proceedings or orders pending or, to the knowledge of the Partnership, threatened against or involving the Partnership or any of its Subsidiaries pursuant to any Environmental Law; (d) there has been no Release of any Hazardous Materials by the Partnership or any of its Subsidiaries at any currently owned or leased real property used in connection with their respective businesses, in each case in a manner that would result in a violation or liability to the Partnership and its Subsidiaries under any applicable Environmental Law; and (e) the Partnership has furnished to Parent complete and accurate copies of all material environmental audits and reports addressing any currently owned or leased real property of the Partnership and its Subsidiaries for the past three years that are in the possession or control of the Partnership or its Subsidiaries.
Section 4.10    Information Supplied. Subject to the accuracy of the representations and warranties of Parent, Holdings and Merger Sub set forth in Section 5.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or the General Partner specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (c) the Consent Solicitation Statement/Prospectus will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Consent Solicitation Statement/Prospectus and the Schedule 13E-3 will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, neither the General Partner nor the Partnership makes any representation or warranty with respect to information supplied by or on behalf of Parent, Holdings or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.
Section 4.11    Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed or caused to be timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid or caused to be timely paid in full or an adequate reserve for the payment of such Taxes has been established in their books and records, (c) there are no Liens on any of the assets of the Partnership or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)), (d) there is no claim against the Partnership or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to the Partnership or any of its Subsidiaries, (e) each of the Partnership and any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (f) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such (or properly treated as disregarded as separate from its owner for U.S. federal income tax purposes) since its formation, (g) at least 90% of the gross income of the Partnership for each taxable year since its formation through and including the current taxable year has been treated as “qualifying income” within the meaning of Section 7704(d) of the Code and (h) each Subsidiary of the Partnership is currently (and has been since its formation) properly classified either as a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes.

Section 4.12    Partnership Benefit Plans; Employee Matters.
(a)    Each Partnership Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Partnership Material Adverse Effect, no Partnership Benefit Plan is or has been within the past six years a (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code, or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(b)    Each Partnership Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the Internal Revenue Service, and, to the knowledge of the Partnership, no event has occurred that could reasonably be expected to cause the loss of any such qualification, except where such loss of qualification, individually or in the aggregate, would not have a Partnership Material Adverse Effect.
(c)    Except as would not reasonably be expected to have a Partnership Material Adverse Effect, no Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the knowledge of the Partnership, threatened with respect to any Partnership Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).
(d)    Neither the Partnership nor its Subsidiaries is, nor at any time has such entity been, bound by or a party to any collective bargaining agreement or similar contract with any labor union or organization. Neither the Partnership nor its Subsidiaries is currently engaged in any negotiation with any labor union or organization and, to the knowledge of the Partnership, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to the Partnership or its Subsidiaries. Except as has not had and would not reasonably be expected to have a Partnership Material Adverse Effect, (i) no organized work stoppage, labor strike, labor dispute, lockout or slowdown against the Partnership is pending or, to the knowledge of the Partnership, threatened against or involving the Partnership or its Subsidiaries; and (ii) neither the Partnership nor its Subsidiaries has received written notice of any unfair labor practice complaint and, to the knowledge of the Partnership, no such complaints against the Partnership or such Subsidiaries are pending before the National Labor Relations Board or other similar Governmental Authority.
(e)    Except as expressly contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event, whether contingent or otherwise) will (i) entitle any current or former employee, consultant, director, manager or other service provider to any payment or benefit (or any increased or enhanced payment or benefit) from the General Partner, the Partnership or its Subsidiaries, or (ii) accelerate the vesting, funding or time of payment of any compensation, Partnership LTIP Award or other benefit with respect to any current or former employee, consultant, director, manager or other service provider.
(f)    Neither the Partnership nor any of its Subsidiaries employs or engages, or has at any time employed or engaged, any employees, consultants or other individual service providers, and neither the Partnership nor any of its Subsidiaries has extended any offer of employment or service to any employee or other individual service provider that is outstanding as of the date hereof.

Section 4.13    Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Conflicts Committee Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.
Section 4.14    Brokers and Other Advisors. Except for the Conflicts Committee Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the Partnership or any of its Subsidiaries or the Conflicts Committee. The Partnership has made available to Parent a correct and complete copy of the Partnership’s engagement letter with the Conflicts Committee Financial Advisor, which letter describes all fees payable to the Conflicts Committee Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Conflicts Committee Financial Advisor, entered into in connection with the transactions contemplated hereby.
Section 4.15    Insurance. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, (a) the businesses and assets of the Partnership and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the ethanol and biofuel storage, distribution and transportation industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Partnership or any of its Subsidiaries other than in the ordinary course of business.
Section 4.16    Investment Company Act. The Partnership is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.
Section 4.17    No Other Representations or Warranties. The General Partner and the Partnership acknowledge and agree that, except for the representations and warranties set forth in Article V, neither the Parent nor any other Person makes or has made, and the General Partner and the Partnership disclaim reliance upon, any express or implied representation or warranty with respect to the Parent, Holdings and Merger Sub or with respect to any other information provided to the General Partner or the Partnership or their Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including as to the accuracy or completeness thereof). Each of the General Partner and the Partnership acknowledges and agrees that, without limiting the generality of the foregoing, neither the Parent nor any other Person will have or be subject to any liability or other obligation to the General Partner or the Partnership or any other Person resulting from the distribution to the General Partner or the Partnership (including their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”)), or the General Partner’s or the Partnership’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the General Partner or the Partnership in expectation of or in connection with the Merger, unless any such information is the subject of an express representation or warranty set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
PARENT, HOLDINGS AND MERGER SUB
Except as disclosed in (a) the Parent SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2021, and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)), or (b) the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent, Holdings and Merger Sub, jointly and severally, represent and warrant to the Partnership and the General Partner as follows:
Section 5.1    Organization, Standing and Power.
(a)    Each of Parent and its Subsidiaries is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so incorporated, formed or organized or existing or in good standing or have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).
(b)    Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)    All of the outstanding shares of capital stock, limited liability company interests, partnership interests or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited liability company or limited partnership, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.
(d)    Parent has made available to the Partnership correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect, and Parent and each of its material Subsidiaries is not in violation of any of their provisions in any material respect.

Section 5.2    Capitalization.
(a)    The authorized equity interests of Parent consist of 150,000,000 Parent Shares. As of September 15, 2023, there were (i) 59,513,446 Parent Shares issued and outstanding (excluding, for the avoidance of doubt, any Parent Shares held in treasury) and (ii) 2,805,059 Parent Shares held in treasury. Parent has reserved 5,710,000 Parent Shares for issuance pursuant to the Parent Equity Plans, of which, as of September 15, 2023, 4,712,823 Parent Shares are subject to outstanding Parent Equity Awards (with performance-based awards reflected at the target level), and 997,177 Parent Shares are available for issuance in connection with future grants of awards under the Parent Equity Plans. From September 15, 2023 until the date of this Agreement, no additional equity interests of Parent have been issued, other than Parent Shares issued in connection with or pursuant to the Parent Equity Plans. All outstanding equity securities of Parent are, and all Parent Shares issuable pursuant to the Parent Equity Plans, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.
(b)    As of the date of this Agreement, except pursuant to this Agreement, the Parent Equity Plans or grant documents issued thereunder, (i) there are no equity securities of Parent issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent or its Subsidiaries to issue, transfer or sell any equity interest of Parent or any such Subsidiary or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of Parent or its Subsidiaries to repurchase, redeem or otherwise acquire any other equity interest in Parent or its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence. Since December 31, 2021, except as set forth in Section 5.2(a) or pursuant to the Parent Equity Plans, there have been no partnership interests, limited liability company interests, other equity securities, options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments, or contractual obligations of the types described in the foregoing sentence issued or entered into by or on behalf of Parent.
(c)    Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with Parent Stockholders or any other equity interest on any matter.
(d)    There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of Parent or its Subsidiaries, as applicable.
(e)    When issued pursuant to the terms of this Agreement, all Parent Shares constituting the Stock Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.
(f)    All of the issued and outstanding equity interests of Merger Sub and Holdings and all of the outstanding shares of Holdings are duly authorized, validly issued, fully paid and nonassessable (except, with respect to the limited liability company interests of Merger Sub, as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the DLLCA), and are owned, directly or indirectly, by Parent, in the case of Holdings, and by Holdings, in the case of Merger Sub, and Parent has no obligation to make contributions to Holdings by reason of Parent’s ownership of equity interests in Holdings and Holdings has no obligation to make contributions to Merger Sub by reason of Holdings’ ownership of equity interests in Merger Sub, and Parent has no personal liability for the debts, obligations and liabilities of Holdings, whether arising in contract, tort or otherwise, solely by reason of being an equity holder of Holdings and Holdings has no personal liability for the debts, obligations and liabilities of Merger Sub, whether arising in contract, tort or otherwise, solely by reason of being an equity holder of Merger Sub. Each of Holdings and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for the obligations and liabilities incurred in connection with its formation, and the transactions contemplated hereby, each of Holdings and Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 5.3    Authority; Noncontravention; Voting Requirements.
(a)    Each of Parent, Holdings and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent, Holdings and Merger Sub of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by the Transaction Documents to which it is a party, have been, as applicable, duly authorized and approved by the Parent Board, for and on behalf of Parent, and the Holdings Board, for and on behalf of Holdings and Merger Sub, as applicable, and no other entity action on the part of Parent, Holdings or Merger Sub is necessary to authorize the execution, delivery and performance by Parent, Holdings and Merger Sub of the Transaction Documents and the consummation of the transactions contemplated by hereby and thereby. This Agreement has been duly executed and delivered by each of Parent, Holdings and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, Holdings and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. The Parent Board has taken all necessary action so that any Takeover Laws applicable to Parent or any of its Subsidiaries do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance.
(b)    Neither the execution and delivery of this Agreement by Parent, Holdings and Merger Sub, nor the consummation by Parent, Holdings and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent, Holdings and Merger Sub with any of the terms or provisions of this Agreement, will (i) contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Parent Organizational Documents or the Organizational Documents of Holdings, Merger Sub or any of Parent’s other material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 are obtained, the amendments, restatements, amendments and restatements, replacements, terminations, waivers, consents and/or other modifications referred to in Section 5.3(b) of the Parent Disclosure Schedule are effective on or prior to the Closing Date, and the filings referred to in Section 5.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Parent Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clause (ii) or clause (iii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, payments, accelerations, Liens or rights that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)    No vote or approval of the holders of any class or series of the capital stock of Parent is necessary to approve the Parent Stock Issuance or any other transactions contemplated hereby.
(d)    The Parent Board, by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, are in the best interests of Parent and the Parent Stockholders and (ii) approved and authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in the Transaction Documents.
Section 5.4    Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing with the SEC of the Registration Statement, the Consent Solicitation Statement/Prospectus constituting a part thereof and the Schedule 13E-3, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of Nasdaq, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent, Holdings and Merger Sub and the consummation by Parent, Holdings and Merger Sub of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.
Section 5.5    Parent SEC Documents; Undisclosed Liabilities; Internal Controls.
(a)    Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2021 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b)    The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).
(c)    Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)    No Subsidiary of Parent is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act.
(e)    Parent has established and maintains internal control over financial reporting and disclosure controls and procedures designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation, to Parent’s auditors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and have identified for Parent’s auditors any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.
(f)    Since December 31, 2021, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of Parent or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Parent SEC Document filed with the SEC prior to the date of this Agreement, Parent has no knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 5.6    Absence of Certain Changes or Events.
(a)    Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.
(b)    Since the Balance Sheet Date to the date of this Agreement, except for this Agreement and the transactions contemplated hereby, Parent and its Subsidiaries have carried on and operated their respective businesses in the ordinary course of business in all material respects.
Section 5.7    Legal Proceedings(a)    . There are no Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to Parent or any of its Subsidiaries or Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This Section 5.7 shall not apply to any Proceedings against Parent or any of its Subsidiaries or any of their respective directors, managing members or officers, as applicable, to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.
Section 5.8    Compliance With Laws.
(a)    Parent and its Subsidiaries are, and since the later of June 30, 2022 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    Without limiting the generality of Section 5.8(a), none of Parent, its Subsidiaries, nor, to the knowledge of Parent, any consultant, agent or Representative of any of the foregoing (in their respective capacities as such), (i) has violated any Applicable Anti-Corruption Laws; (ii) has, to the knowledge of Parent, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of an Applicable Anti-Corruption Laws by any such Person; and (iii) to the knowledge of Parent, is being (or has been) investigated by any Governmental Authority relating to an alleged, potential, or actual violation of the Applicable Anti-Corruption Laws, except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)    Parent and its Subsidiaries hold all Parent Permits and all such Parent Permits are in full force and effect, except where the failure to hold such Parent Permits or the failure of such Parent Permits to be in full force and effect, would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since June 30, 2022, have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had or would not have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.9    Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership and the General Partner set forth in Section 4.10, none of the information supplied (or to be supplied) in writing by or on behalf of Parent, Holdings or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (c) the Consent Solicitation Statement/Prospectus will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Consent Solicitation Statement/Prospectus, the Registration Statement and the Schedule 13E-3 will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, none of Parent, Holdings or Merger Sub makes any representation or warranty with respect to information supplied by or on behalf of the Partnership or the General Partner for inclusion or incorporation by reference in any of the foregoing documents.
Section 5.10    Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed or caused to be timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or caused to be timely paid in full or an adequate reserve for the payment of such Taxes has been established in their books and records, (c) there are no Liens on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)), (d) there is no claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to Parent or any of its Subsidiaries, and (e) neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
Section 5.11    Parent Benefit Plans; Employee Matters.
(a)    Each Parent Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Partnership Material Adverse Effect, no Partnership Benefit Plan is or has been within the past six years a “multiemployer plan” (within the meaning of Section 3(37) of ERISA). With respect to each Parent Benefit Plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code (the “Parent Title IV Plans”), except as would not reasonably be expected to have a Parent Material Adverse Effect, (A) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (B) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full, (C) no such reportable event (as defined in Section 4043 of ERISA) has occurred (other than an event for which notice has been waived), (D) such plan is not in “at risk” status (as defined in Section 303(i)(4) of ERISA), and (E) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries. Other than the Parent Title IV Plans, no ERISA Affiliate of Parent or any of its Subsidiaries sponsors or contributes to, or has outstanding liability with respect to, an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.
(b)    Each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the Internal Revenue Service, and, to the knowledge of Parent, no event has occurred that could reasonably be expected to cause the loss of any such qualification, except where such loss of qualification, individually or in the aggregate, would not have a Parent Material Adverse Effect.
(c)    Except as would not reasonably be expected to have a Parent Material Adverse Effect, no Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the knowledge of Parent, threatened with respect to any Parent Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).
(d)    Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) no organized work stoppage, labor strike, labor dispute, lockout or slowdown against Parent is pending or, to the knowledge of Parent, threatened against or involving Parent or its Subsidiaries (excluding the Partnership and its Subsidiaries); (ii) neither Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) has received written notice of any unfair labor practice complaint and, to the knowledge of Parent, no such complaints against Parent or such Subsidiaries (excluding the Partnership and its Subsidiaries) are pending before the National Labor Relations Board or other similar Governmental Authority; and (iii) neither Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) is currently engaged in any negotiation with any labor union or organization and, to the knowledge of the Parent, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to the Parent or its Subsidiaries (excluding the Partnership and its Subsidiaries).
(e)    Except as would not reasonably be expected to have a Parent Material Adverse Effect: (i) the Parent and its Subsidiaries (excluding the Partnership and its Subsidiaries) each have paid all wages, salaries, wage premiums, commissions, bonuses, fees and other compensation which have come due and payable prior to the Closing Date to their respective current and former employees and independent contractors under applicable Law, Contract or company policy; (ii) neither Parent nor any of its Subsidiaries is liable for any fines, Taxes, interest or other penalties for any failure to pay or delinquency in paying such compensation; (iii) no claim with respect to payment of wages, salary, overtime, commissions, bonuses, premiums, fees, or other compensation of any kind has been asserted, or is now pending or, to the knowledge of the Parent, threatened by or before any Governmental Authority, with respect to current or former employees or independent contractors of the Parent or any of its Subsidiaries (excluding the Partnership and its Subsidiaries), and there is no charge or other proceeding with respect to alleged violation of any collective bargaining requirements or occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Parent, threatened with respect to the Parent or any of its Subsidiaries (excluding the Partnership and its Subsidiaries); (iv) no charge or complaint of discrimination in employment or employment practices for any reason, including age, sex, race, religion, national origin, veteran status, or other legally protected category, has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission or other Governmental Authority by current or former employees of Parent or any of its Subsidiaries (excluding the Partnership and its

Subsidiaries); (v) to the knowledge of the Parent, neither the Parent nor its Subsidiaries (excluding the Partnership and its Subsidiaries) is subject to any pending material investigation with respect to employment and labor by any Governmental Authority; and (vi) the Parent and each of its Subsidiaries (excluding the Partnership) are and have been in compliance with the Worker Adjustment and Retraining Notification Act of 1988 and any similar applicable Law.
Section 5.12    Brokers and Other Advisors. Except for BofA Securities, Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or any of its Subsidiaries.
Section 5.13    Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.
Section 5.14    Ownership of Partnership Interests. Parent and its Subsidiaries, taken together, are the beneficial owners of 11,586,548 Common Units, the Incentive Distribution Rights and the General Partner Interest.
Section 5.15    Available Funds. As of the date of this Agreement, Parent has, and at the Effective Time, Parent will have, available to it sources of immediately available funds sufficient to consummate the Merger and to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, including the Cash Consideration.
Section 5.16    No Other Representations or Warranties. The Parent, Holdings and Merger Sub acknowledge and agree that, except for the representations and warranties set forth in Article IV, neither the General Partner nor the Partnership, nor any other Person, makes or has made, and Parent, Holdings and Merger Sub disclaim reliance upon, any express or implied representation or warranty with respect to the General Partner or the Partnership or with respect to any other information provided to Parent, Holdings and Merger Sub or their Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including as to the accuracy or completeness thereof). Each of Parent, Holdings and Merger Sub acknowledges and agrees that, without limiting the generality of the foregoing, neither the General Partner nor the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Holdings and Merger Sub or any other Person resulting from the distribution to Parent, Holdings and Merger Sub or their Representatives, or the Parent’s, Holdings’ or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent, Holdings and Merger Sub in expectation of or in connection with the Merger, unless any such information is the subject of an express representation or warranty set forth in Article IV.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS
Section 6.1    Preparation of the Registration Statement, the Consent Solicitation Statement/Prospectus and the Schedule 13E-3. As promptly as practicable following the date of this Agreement, (i) the Partnership and Parent shall jointly prepare and file with the SEC the Consent Solicitation Statement/Prospectus, (ii) the Partnership and Parent shall jointly prepare and Parent shall file with the SEC the Registration Statement, in which the Consent Solicitation Statement/Prospectus will be included as a prospectus and (iii) the Partnership and Parent shall jointly prepare and Parent, Holdings, Merger Sub, the General Partner and the Partnership shall jointly file with the SEC the Schedule 13E-3. The Partnership and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Consent Solicitation Statement/Prospectus and the Schedule 13E-3. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Consent Solicitation Statement/Prospectus, which shall include a form of consent that may be executed by the Limited Partners, to be mailed to the Limited Partners as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of the parties shall cooperate and consult with each other in connection with the preparation and filing of the Registration Statement, the Consent Solicitation Statement/Prospectus and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a party or its Affiliates as may be required to be set forth therein, as applicable, under applicable Law. No filing of, or amendment or supplement to, the Registration Statement, the Consent Solicitation Statement/Prospectus or the Schedule 13E-3 will be made by a party without providing the other parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to, the Registration Statement, the Consent Solicitation Statement/Prospectus or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Laws, disseminated to the Limited Partners. The parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Consent Solicitation Statement/Prospectus, the Registration Statement or the Schedule 13E-3 or for additional information, and each party shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Consent Solicitation Statement/Prospectus, the Registration Statement or the Schedule 13E-3 or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement. The General Partner shall distribute to the Limited Partners the Consent Solicitation Statement/Prospectus, which shall include a form of consent that may be executed by Limited Partners in connection with the Written Consent, as promptly as practicable after the Registration Statement is declared effective under the Securities Act.
Section 6.2    Conduct of Business.
(a)    Except (i) as permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership and the General Partner shall, and shall cause each of their respective Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice in all material respects; provided, that this Section 6.2(a)(A) shall not prohibit the Partnership and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (1) changes or developments resulting or arising from the COVID-19 pandemic or (2) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, if any, (C) use commercially reasonable efforts to keep in full force and effect all material Partnership Permits and all material insurance policies maintained by the Partnership and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Partnership Material Contracts; provided, that no action or inaction by the Partnership, the General Partner, or their respective Subsidiaries with respect to the matters specifically addressed by any portion of the remaining provisions of this Section 6.2(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provisions of this Section 6.2(a). During the period from the date of this Agreement until the Effective Time, the General Partner shall declare and shall cause the Partnership to pay regular quarterly cash distributions to the holders of the Common Units, consistent with past practice, for each completed calendar quarter ending prior to the Closing Date, to the extent the Closing does not occur prior to the applicable record date established by the General Partner with respect to such quarterly distribution consistent with past practice; provided that, in no event shall the regular quarterly cash distributions declared or paid by the Partnership to the holders of the Common Units be less than $0.455 per Common Unit; provided, further, that neither the General Partner nor the Partnership shall be required to take any action pursuant to this sentence that would violate applicable Law, the Organizational Documents of the Partnership or any Contract to which the General Partner or the Partnership is a party as of the date hereof and set forth in Section 6.2(a) of the Partnership Disclosure Schedule. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership and the General Partner shall not, and shall not permit any of their respective Subsidiaries to:
(i)    amend the Organizational Documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;
(ii)    subject to Section 6.10, with respect to the Partnership only, declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of the Common Units other than regular quarterly distributions that are declared and paid consistent with past practice;
(iii)    issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the Partnership or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests other than issuances of Common Units upon vesting or settlement of Partnership LTIP Awards that are outstanding on the date of this Agreement or otherwise granted in compliance with this Agreement;

(iv)    split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s capital stock or other equity interests;
(v)    adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;
(vi)    waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;
(vii)    (1) change its fiscal year or any method of Tax accounting, (2) make, change or revoke any material Tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (3) settle or compromise any material liability for Taxes or any audit, examination or other legal Proceeding in respect of a material amount of Taxes, (4) file any material amended Tax Return, (5) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, (6) surrender any right to claim a material Tax refund or (7) consent to any extension of waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(viii)    make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP;
(ix)    engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of the Partnership for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;
(x)    except as required by the terms of any Partnership Benefit Plan existing and in effect on the date of this Agreement or as contemplated by this Agreement, (1) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any material Partnership Benefit Plan (or any plan or arrangement that would be a material Partnership Benefit Plan if in effect as of the date of this Agreement), (2) materially increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the General Partner, the Partnership or any of their respective Subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (3) accelerate any material rights or benefits under any Partnership Benefit Plan, or (4) grant or materially amend any Partnership LTIP Awards or other equity awards; or
(xi)    agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation, acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

(b)    Except (i) as permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement, or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice in all material respects; provided, that this Section 6.2(b)(A) shall not prohibit Parent and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (1) changes or developments resulting or arising from the COVID-19 pandemic or (2) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to Parent to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material Parent Permits and all material insurance policies maintained by Parent and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Parent Material Contracts; provided, that no action or inaction by Parent or its Subsidiaries with respect to the matters specifically addressed by any portion of the remaining provisions of this Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provisions of this Section 6.2(b). Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:
(i)    amend Parent’s or any of its Subsidiaries’ Organizational Documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (b) adversely affect (1) the economic benefits to be obtained by Partnership Unaffiliated Unitholders or (2) the terms of the Parent Common Stock in any material respect;
(ii)    declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of Parent’s capital stock;
(iii)    merge, consolidate or enter into any other business combination transaction or agreement with any Person in which such other Person is the surviving entity;
(iv)    split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of Parent’s capital stock or other equity interests;
(v)    issue, sell or reclassify any capital stock of Parent or its Subsidiaries, or grant, issue or reclassify any warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire capital stock of Parent or its Subsidiaries, in each case other than the issuance or sale, in one or more transactions pursuant to a Parent Equity Plan in the ordinary course of business consistent with past practice;
(vi)    solely with respect to Parent, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law and, with respect to any Subsidiary of Parent, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;
(vii)    waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Parent Material Adverse Effect;
(viii)    (1) change its fiscal year or any method of Tax accounting, (2) make, change or revoke any material Tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (3) settle or compromise any material liability for Taxes or any audit, examination or other legal Proceeding in respect of a material amount of Taxes, (4) file any material amended Tax Return, (5) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, (6) surrender any right to claim a material Tax refund or (7) consent to any extension of waiver of the statute of limitations period applicable to any material Tax claim or assessment; or
(ix)    make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP; or
(x)    agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.
Section 6.3    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent, Holdings and Merger Sub, on the one hand, and the Partnership and the General Partner, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent and the General Partner, until the Effective Time or the termination of this Agreement, retaining ownership and voting control, directly or indirectly, over all Common Units, the General Partner Interest and the Incentive Distribution Rights in the Partnership beneficially owned by Parent, any of its Subsidiaries or the General Partner, as applicable, as of the date of this Agreement or acquired thereafter and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.
Section 6.4    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither Parent nor the Partnership shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement with Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that each party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 6.4.
Section 6.5    Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, reasonable access during normal business hours to (and, with respect to books and records, the right to copy) all of its and such Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, in each case for the purpose of completing diligence related to the transactions contemplated by this Agreement; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives. Subject to applicable Laws, from the date of this Agreement until the Effective Time, Parent and the Partnership shall furnish promptly to one another (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Authority thereunder), as applicable (other than documents that such party is not permitted to disclose under applicable Laws) (which such furnishing will be deemed to have occurred in the case of any document filed with or furnished to the SEC without further action on the part of the filing or furnishing party, as applicable), and (ii) all information concerning Parent’s or the Partnership’s business, properties and personnel as the other party may reasonably request, including all information relating to environmental matters, for the purpose of completing the other party’s due diligence. Notwithstanding the foregoing, no party shall have an obligation to provide access to any information (a) the disclosure of which the other party has concluded, in its reasonable judgment, may jeopardize any privilege available to such party or any of its Affiliates relating to such information or would be in violation of a confidentiality obligation to a third party binding on such party or any of its Affiliates, or (b) prior to the Closing, regarding the deliberations of the GP Board or the Conflicts Committee, or the Parent Board, as applicable, with respect to the transactions contemplated hereby or any similar transaction or transactions with any other Person, the entry into this Agreement, or any materials provided to such Persons in connection therewith, including materials prepared by any financial or legal advisors, except as required by applicable Laws, including the Securities Act and the Exchange Act in respect of the Registration Statement, the Consent Solicitation Statement/Prospectus and the Schedule 13E-3.
Section 6.6    Indemnification and Insurance.
(a)    From and after the Effective Time, to the fullest extent permitted under applicable Laws, Parent shall, and shall cause the Surviving Entity to, (i) indemnify and hold harmless each Indemnified Person against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the General Partner immediately prior to the Effective Time, and ensure that the Organizational Documents of the Partnership and the General Partner or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership and the General Partner than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.6(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against Parent, the Surviving Entity and the General Partner and their respective successors and assigns.
(b)    The Surviving Entity, or Parent on behalf of the Surviving Entity, shall maintain in effect for a period of six years following the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that the Surviving Entity, or Parent on behalf of the Surviving Entity, may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity or Parent, as applicable, be required to expend pursuant to this Section 6.6(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity, or Parent on behalf of the Surviving Entity, shall obtain the maximum amount of such insurance as is available for the Maximum Amount.
(c)    The rights of any Indemnified Person under this Section 6.6 shall be in addition to any other rights such Indemnified Person may have under the Parent Organizational Documents, the Organizational Documents of each of the Partnership, the General Partner, the Surviving Entity or any Subsidiary of Parent or the Partnership, any indemnification agreements, or the DLLCA or DRULPA. The provisions of this Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives. If Parent, the Surviving Entity and/or the General Partner, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity and/or the General Partner shall assume the obligations of Parent, the Surviving Entity and the General Partner set forth in this Section 6.6.
Section 6.7    Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Partnership shall each bear and pay one half of the expenses, other than the expenses of financial advisors or outside legal advisors, incurred in connection with the filing, printing and mailing of the Registration Statement, the Consent Solicitation Statement/Prospectus and the Schedule 13E-3 and (b) Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process.
Section 6.8    Section 16 Matters. Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.9    Stock Exchange Listing, Delisting and Deregistration.
(a)    Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in connection with the Merger to be listed on Nasdaq, subject to official notice of issuance, prior to the Effective Time. Prior to the Closing, Parent shall, if applicable and in accordance with the requirements of Nasdaq, submit to Nasdaq a supplemental listing application (the “Nasdaq Listing Application”) covering the Parent Shares to be issued in connection with the Merger. Parent shall use its reasonable best efforts to have the Nasdaq Listing Application approved (subject to official notice of issuance) as promptly as practicable after such submission (including by responding to comments of Nasdaq). The Partnership shall furnish all information as may be reasonably requested by Parent in connection with any such action and the preparation and submission of the Nasdaq Listing Application. No submission of, or amendment or supplement to, the Nasdaq Listing Application will be made by Parent without providing the Partnership with a reasonable opportunity to review and comment thereon. In addition, Parent agrees to provide the Partnership and its legal counsel with copies of any written comments, and shall inform the Partnership of any oral comments, that Parent or its counsel may receive from time to time from the Nasdaq or its staff with respect to the Nasdaq Listing Application promptly after receipt of such comments, and any written or oral responses thereto. The Partnership and its legal counsel shall be given a reasonable opportunity to review any such written responses and

Parent shall give due consideration to the additions, deletions or changes suggested thereto by the Partnership and its counsel.
(b)    The Partnership will cooperate and use its reasonable best efforts to cause the delisting of Common Units from Nasdaq and the deregistration of such securities under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.
Section 6.10    Dividends and Distributions. Subject to Section 6.2(a), after the date of this Agreement and until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the timing of any declaration of any dividends or distributions in respect of Parent Common Stock and Common Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units shall not receive, for any quarter, distributions both in respect of Common Units and also dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Common Units or (ii) only dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger.
Section 6.11    Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the General Partner (or the Sole Member) to, without the consent of at least one of the then-existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee, increase the size of the Conflicts Committee, or remove or cause the removal of any director of the General Partner who is a member of the Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.11 shall not apply to the removal of any director for Cause or the filling, in accordance with the provisions of the General Partner Operating Agreement, of any vacancies in the Conflicts Committee, including any vacancies caused by the resignation, death or incapacity of any such director or any such removal of a director for Cause.
Section 6.12    Performance by the General Partner. Subject to Section 9.3 and Section 9.4, Parent will cause the General Partner, the Partnership and their respective Subsidiaries to comply with the provisions of this Agreement and the Support Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent of any of the provisions of this Agreement unless such action or inaction was or was not taken, in either case, at the direction of Parent. In no event shall the General Partner or the Partnership have any liability for, or be deemed to breach, violate or fail to perform any of the provisions of this Agreement, or shall any condition to the obligations of Parent, Holdings and Merger Sub to effect the Merger be deemed not satisfied, by reason of any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives.
Section 6.13    Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger as a taxable sale of the Public Common Units to Holdings in exchange for the Merger Consideration. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.
Section 6.14    Takeover Statutes. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger or the other transactions contemplated hereby or related thereto, Parent, the Parent Board, the General Partner, the GP Board and the Conflicts Committee shall use reasonable best efforts to take such actions so that the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Merger and the Parent Stock Issuance.
Section 6.15    Securityholder Litigation. The Partnership and the General Partner shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and the General Partner and/or their directors (as applicable) relating to the transactions contemplated by this Agreement and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Partnership and the General Partner shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to violate the confidentiality obligations of such party or threaten the loss of any attorney-client privilege or other applicable legal privilege.
ARTICLE VII

CONDITIONS PRECEDENT
Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:
(a)    Written Consent. The Written Consent shall have been obtained in accordance with applicable Law and the Partnership Agreement and filed with the minutes of proceedings of the Partnership, and such Written Consent shall have not been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 7.1(a) shall not imply that the Written Consent is permitted by the Partnership Agreement or applicable Law to be amended, modified or revoked following its execution by holders of the Common Units constituting a Unit Majority.
(b)    No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.
(c)    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)    Stock Exchange Listing. The Parent Common Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.
Section 7.2    Conditions to Obligations of Parent, Holdings and Merger Sub to Effect the Merger. The obligations of Parent, Holdings and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Partnership and the General Partner contained in Section 4.1(a), Section 4.3(a) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the General Partner contained in Section 4.2(a) and Section 4.2(c) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the General Partner set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 4.5 and Section 4.10) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.
(b)    Performance of Obligations of the Partnership and the General Partner. Each of the Partnership and the General Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.
Section 7.3    Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of Parent, Holdings and Merger Sub contained in Section 5.1(a), Section 5.3(a) and Section 5.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent, Holdings and Merger Sub contained in Section 5.2(a) and (e) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent, Holdings and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 5.5 and Section 5.9) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
(b)    Performance of Obligations of Parent, Holdings and Merger Sub. Each of Parent, Holdings and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
Section 7.4    Frustration of Closing Conditions.
(a)    Neither the Partnership nor the General Partner may rely on the failure of any condition set forth in Section 7.1 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.
(b)    None of Parent, Holdings or Merger Sub may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was due to the failure of any such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.
ARTICLE VIII

TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:
(a)    by the mutual written consent of Parent and the Partnership, duly authorized by the Parent Board and the Conflicts Committee, respectively (whether before or after the Written Consent referred to in Section 7.1(a) shall have been obtained);
(b)    by either of the Parent or the Partnership:
(i)    if the Closing shall not have been consummated on or before March 16, 2024, whether such date is before or after the Written Consent referred to in Section 7.1(a) shall have been obtained (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to Parent or the Partnership if the failure of the Closing to occur by the Outside Date was due to the failure of, in the case of Parent, Parent, Holdings or Merger Sub, or, in the case of the Partnership, the Partnership or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to Parent or the Partnership if, in the case of Parent, the Partnership or the General Partner, or, in the case of the Partnership, Parent, Holdings or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9; or
(ii)    if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable (whether before or after the Written Consent referred to in Section 7.1(a) shall have been obtained); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to

Parent or the Partnership if such Restraint was due to the failure of, in the case of Parent, Parent, Holdings or Merger Sub, or, in the case of the Partnership, the Partnership or the General Partner, to perform any of its obligations under this Agreement in any material respect.
(c)    by Parent if the Partnership or the General Partner shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the General Partner set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a)(i) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the General Partner within 30 days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent, Holdings or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
(d)    by the Partnership (which termination may be effected for the Partnership by the Conflicts Committee without the consent, authorization or approval of the GP Board) if Parent, Holdings or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent, Holdings, or Merger Sub, as applicable, set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a)(i) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent, Holdings, or Merger Sub, as applicable, within 30 days following receipt of written notice from the Partnership of such breach or failure; provided, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the General Partner is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
Section 8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 4.17, Section 5.15, Section 6.7, this Section 8.2, Section 8.3, Article I, and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Holdings, Merger Sub, the Partnership or the General Partner or their respective Representatives, directors, officers and Affiliates; provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Parent Expense Reimbursement or the Partnership Expense Reimbursement, as applicable, if, as and when required pursuant to Section 8.3, (b) any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or (c) any liability for intentional fraud or a Willful Breach of any covenant or other agreement contained in this Agreement. Notwithstanding the foregoing, in no event shall the General Partner or the Partnership have any liability for any matter set forth in the proviso of the preceding sentence or any further liability or obligation relating to or arising out of (i) this Agreement or the transactions contemplated hereby, (ii) the failure of the Merger or the other transactions contemplated hereby to be consummated or (iii) any breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise, in each case, whether in contract or in tort or any other theory of liability whatsoever, for any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its

Subsidiaries or any of their respective Representatives. For purposes of this Agreement, “Willful Breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would (i) cause a material breach of this Agreement and (ii) prevent or materially delay the Closing.
Section 8.3    Expenses.
(a)    In the event of termination of this Agreement by Parent pursuant to Section 8.1(c), then the Partnership shall promptly, but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $5,000,000 (the “Parent Expense Reimbursement”).
(b)    In the event of termination of this Agreement by the Partnership pursuant to Section 8.1(d), then Parent shall promptly, but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from the Partnership, pay the Partnership’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by the Partnership and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $5,000,000 (the “Partnership Expense Reimbursement”); provided, that the Partnership Expense Reimbursement shall not exceed the maximum amount, if any, that the Partnership reasonably determines can be paid to the Partnership without causing the Partnership to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the Partnership Expense Reimbursement as non-qualifying income and after taking into consideration all other sources of non-qualifying income of the Partnership, unless the Partnership receives an opinion of counsel or a ruling from the Internal Revenue Service to the effect that the Partnership’s receipt of the Partnership Expense Reimbursement will either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code.
(c)    Each of the parties hereto acknowledges that the Parent Expense Reimbursement and Partnership Expense Reimbursement are not intended to be a penalty, but rather a reasonable amount that will compensate the other party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve fraud or Willful Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall a party be entitled to more than one payment of the Parent Expense Reimbursement and Partnership Expense Reimbursement, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable.
(d)    The parties acknowledge that the provisions of this Section 8.3 are an integral part of the transactions contemplated hereby and that, without these agreements, none of the Partnership, the General Partner, Parent, Holdings or Merger Sub would enter into this Agreement.

ARTICLE IX

MISCELLANEOUS
Section 9.1    No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.6, Section 6.7 and Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.
Section 9.2    Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the Parent Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved by the Conflicts Committee; provided further, there shall be no amendment or change to the provisions of this Agreement that by applicable Laws, the Partnership Agreement or stock exchange rule would require further approval by Limited Partners, unless such amendment is submitted to a vote of the Limited Partners.
Section 9.3    Conflicts Committee Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or the General Partner is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.9)), such determination, decision, approval or consent must be authorized by and only by the Conflicts Committee.
Section 9.4    Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that the General Partner may not take or authorize any such action unless it has been approved in advance by the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the General Partner, Parent, Holdings or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Section 9.5    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.
Section 9.6    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 9.7    Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Support Agreement, the Partnership Disclosure Schedule, the Parent Disclosure Schedule and any certificates delivered by any party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b) of this sentence, (i) the right of a holder of Public Common Units to receive the Merger Consideration (a claim by any holder of Public Common Units with respect to which may not be made unless and until the Closing shall have occurred), the right of a holder of a Partnership LTIP Award to receive the Merger Consideration (a claim by any holder of Partnership LTIP Award with respect to which may not be made unless and until the Closing shall have occurred) and (ii) the provisions of Section 6.6 and Section 9.12.
Section 9.8    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.
(b)    Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service being made through the notice procedures set forth in Section 9.10, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Laws, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.8(b) is solely for the purpose referred to in this Section 9.8(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.
(c)    EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON

CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 9.9    Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any other state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 9.10    Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):
If to Parent, Holdings or Merger Sub, to:
Green Plains Inc.
1811 Aksarben Drive
Omaha, Nebraska 68106
Attention:     Michelle S. Mapes
Email:    michelle.mapes@gpreinc.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:     Ryan J. Maierson
    Thomas G. Brandt
Email:     ryan.maierson@lw.com
    thomas.brandt@lw.com

If to the Partnership or the General Partner, to:
Green Plains Holdings LLC
1811 Aksarben Drive
Omaha, Nebraska 68106
Attention:     Michelle S. Mapes
Email:    michelle.mapes@gpreinc.com
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002
Attention:     Tull Florey
Hillary H. Holmes
E-mail:    TFlorey@gibsondunn.com
HHolmes@gibsondunn.com

Notices will be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).
Section 9.11    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.
Section 9.12    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, agent, attorney, financing source, Representative or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

GREEN PLAINS INC.

By:     /s/ Todd Becker
Name:    Todd Becker
Title:    President & Chief Executive Officer

HOLDINGS:

GPLP HOLDINGS INC.

By:     /s/ Michelle Mapes
Name:    Michelle Mapes
Title:    Secretary

MERGER SUB:

GPLP MERGER SUB LLC

By:     /s/ Michelle Mapes
Name:    Michelle Mapes
Title:    Secretary

PARTNERSHIP:

GREEN PLAINS PARTNERS LP

By: Green Plains Holdings LLC,
    its general partner

By:     /s/ Michelle Mapes
Name:     Michelle Mapes
Title:    Chief Legal & Administration Officer, Corporate Secretary

GENERAL PARTNER:

GREEN PLAINS HOLDINGS LLC

By:     /s/ Michelle Mapes
Name:     Michelle Mapes
Title:    Chief Legal & Administration Officer, Corporate Secretary